Exhibit 10.17

Execution Copy

October 28, 2016

Claudia Dent

9 Collins Road

Berlin, MA, 01503

Re:Terms of Employment

Dear Claudia:

This letter agreement (this “Agreement”) will set forth the terms of your “at-will” employment relationship with Everbridge, Inc., and/or any present or future parent, subsidiary or affiliate thereof (collectively, the “Company”). This Agreement hereby supersedes any and all previous agreements relating to your employment relationship with the Company. The terms of your position with the Company are as set forth below and will be effective only upon, and subject to, the signing of this Agreement and any other agreements or documentation required hereunder, by you and the Company. Your new role shall commence on November 14, 2016 (the “Commencement Date”), unless you and the Company mutually agree on an alternative date.

1.Employment.

(a)Title and Duties. Subject to the terms and conditions of this Agreement, the Company will employ you, and you will be employed by the Company, on an “at-will” basis, as its Senior Vice President of Product Management, or in such additional or different position or positions as the Board of Directors of the Company (the “Board”) may determine in its sole discretion, reporting to Jaime Ellertson, Chairman and Chief Executive Officer. You shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of Senior Vice President of Product Management, and as further described in Schedule 1 attached hereto.

(b)Full Time Best Efforts. For so long as you are employed hereunder, you will devote substantially all of your business time and energies to the business and affairs of the Company, and shall at all times faithfully, industriously and to the best of your ability, experience and talent, perform all of your duties and responsibilities hereunder. In furtherance of, and not in limitation of the foregoing, during the term of this Agreement, you further agree that you shall not render commercial or professional services of any nature, including as a founder, advisor, or a member of a board of directors, to any person or organization, whether or not for compensation, if such services would materially interfere with your duties under this Agreement, without the prior approval of the Chief Executive Officer in his sole discretion; provided, however, that nothing contained in this Section 1(b) will be deemed to prevent or limit your right to (i) manage your personal investments on your own personal time or (ii) participate in religious, charitable or civic organizations in any capacity on your own personal time. As set forth above, your employment with the Company is “at-will,” and, accordingly, either you or the Company may terminate your employment at any time, with or without cause, for any reason or no reason.

(c)Location. Unless the parties hereto otherwise agree in writing, during the term of this Agreement, you shall perform the services required to be performed pursuant to this Agreement at the Company’s Burlington, Massachusetts offices. In addition, the Company may, from time to time require you to travel temporarily to other locations in connection with the Company’s business.

2.Compensation. During the term of your employment with the Company, the Company will pay you the following compensation:

(a)Base Salary. As of the effective date of this Agreement, which shall be the date set forth on the signature page hereof following the signature of the individual executing this Agreement on behalf of the Company (the “Effective Date”), you will be paid an annual salary as set forth on Schedule A attached hereto, as may be increased from time to time as part of the Company’s normal salary review process (the “Base Salary”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. Your Base Salary will be subject to standard payroll deductions and withholdings, and payable in accordance with the Company’s standard payroll practice as it exists from time to time.

(b)Expenses. During the term of your employment, the Company shall reimburse you for all reasonable and documented expenses incurred by you in the performance of your duties under this Agreement in accordance with Company policy.

(c)Annual Performance Bonus. You will be eligible to earn an annual performance bonus at the conclusion of each year of employment with the Company (the “Annual Bonus”). The amount, award and timing of the payment of the Annual Bonus shall be set forth in a Company Management Incentive Plan, established each year by the Board, in its discretion. The Company’s Management Incentive Plan for fiscal year 2016 is set forth on Schedule A attached hereto. Company Management Incentive Plans, if any, for subsequent years, shall be provided to you by the Chief Executive Officer.

(d)Stock Options. You will be granted an additional 15,000 option shares pending approval of the Board (which approval shall be requested on or promptly following the Commencement Date, but in no event later than the next meeting of the Compensation Committee of the Board of Directors) pursuant to an Option Agreement as defined in the Employer’s 2016 Equity Incentive Plan (the “Option Plan”). Except as otherwise provided in the Option Agreement, the number of Option Shares that are vested (disregarding any resulting fractional share) as of any date shall be determined as follows: (i) no Option Shares will be vested prior to the Vesting Commencement Date (it being understood that the Vesting Commencement Date shall be the same as the Commencement Date); (ii) twenty-five percent (25%) of the Option Shares will be vested and exercisable upon the one (1) year anniversary of the Vesting Commencement Date, and (iii) the remaining Option Shares will vest and become exercisable in a series of twelve (12) equal installments occurring every three (3) months following, and measured from, the one (1) year anniversary of the Vesting Commencement Date, such that 100% of the Option Shares will be vested and exercisable upon the fourth (4th) anniversary of the Vesting Commencement Date; provided, however, that there has not been a Termination of Service as of each such date. In no event will the Option become exercisable for any additional Option Shares after a Termination of Service. In addition, in the event that, within twelve (12) months following a Change in Control (as defined in the Option Plan), there is an Involuntary Termination of Service (as defined in the Option Plan), then any Option Shares that remain unvested as of such termination date will vest as of such termination date, subject to the provisions of, and as more fully described in, the Stock Option Grant Notice. At future dates after the Commencement Date, at the discretion of the Board, additional option grants may be made. Any undefined terms herein shall be as defined in the Option Plan. All other aspects of these shares will be in accordance with the standard Option Plan.

(e)Employee Benefits. As an employee of the Company, you will be eligible to participate in such Company-sponsored benefits and programs as are made generally available by the Board to other members of the Senior Management Team of the Company, including but not limited to receipt of the highest level of cell phone stipend available to Company employees, which shall be paid on a quarterly basis. In addition, you will be entitled to annually accrue twenty

(20) days of Paid Time Off (vacation/sick time) in accordance with the Company’s vacation policy as established by the Board and as in effect from time to time. The Company reserves the right to change or eliminate any benefit plans at any time, upon notice to you.

3.Separation Benefits. You shall be entitled to receive separation benefits upon termination of employment only as set forth in this Section 3; provided, however, that in the event you are entitled to any severance pay under a Company-sponsored severance pay plan, any such severance pay to which you are entitled under such severance pay plan shall reduce the amount of severance pay to which you are entitled pursuant to this Section 3. In all cases, upon termination of employment you will receive payment for all salary, earned bonus (if any) and unused vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law. In furtherance of, and not in limitation of the foregoing, but without duplication, during the period wherein which you shall be receiving Separation Payments in accordance with the provisions of Section 3(d) hereof (the “Severance Period”), then the Company shall, at its election, either (i) continue to pay for your health benefits under the Company’s sponsored health care program in which you were enrolled and eligible to receive benefits prior to your termination of employment, or (ii) pay for your health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), in each case, for the Severance Period, when such premiums are due and owing.

(a)Voluntary Resignation. If you voluntarily elect to terminate your employment with the Company (other than under the circumstances described in Section 3(c) or 3(d) below), you shall not be entitled to any separation benefits.

(b)Termination for Cause. If the Company or its successor terminates your employment for Cause (as defined below), then you shall not be entitled to receive any separation benefits.

(c)Termination for Death or Disability. If your employment with the Company is terminated by reason of death or disability, then, as a severance benefit, the Company shall continue to pay one-twelfth (1/12th) of your Base Salary for a period of three (3) months, in accordance with the Company’s normal payroll schedule and policy in effect from time to time. For purposes of this section, “Disability” shall mean your inability to perform your duties under this Agreement because you have become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when you become disabled, the term “Disability” shall mean your inability to perform your duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated you from satisfactorily performing all of your usual services for the Company for a period of at least ninety (90) days during any twelve (12) month period (whether or not consecutive) and is expected to continue to incapacitate you thereafter, not including any time during which you were on medical leave required by federal or state law. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Disability for purposes of this Agreement.

(d)Involuntary Termination; Termination for Good Reason. Subject to the provisions of Section 5 hereof, if either (i) your employment is terminated by the Company other than for Cause, or (ii) you voluntarily terminate your employment with the Company for Good Reason (as defined below), in either case, then, as a severance benefit, the Company shall continue to pay you an amount equal to one-twelfth (1/12th) of your Base Salary for without duplication, the following time period: (A) three (3) months, if and to the extent that your employment is terminated within twelve (12) months following the Effective Date; or (B) six (6) months, if and to the extent that your employment is terminated more than twelve (12) months following the Effective Date. Payment of amounts set forth in this Section 3(d) shall be paid to you monthly, in accordance with the Company’s normal payroll schedule and policy in effect from time to time.

(e)Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i)“Cause” shall mean any of the following: (i) acts of moral turpitude, fraud or dishonesty that involve the assets of the Company, its customers, suppliers or affiliates; (ii) the conviction of, or a pleading of guilty or nolo contendere to, a felony other than involving a traffic related infraction; (iii) use of narcotics, liquor or illicit drugs in a manner that has had a detrimental effect on the performance of your duties; (iv) willfully and repeatedly neglecting your duties to the Company; (v) engaging in any conduct which, after an investigation by a neutral third party, is determined to be discriminatory or harassing toward other Company employees; or (vi) engaging in any conduct which breaches a material provision of this Agreement or the Inventions Agreement (as defined below).

(A)Cause shall only exist where the Company has provided you with written notice of the alleged problem or violation of this Agreement or the Inventions Agreement, and you shall have failed to cure such condition to the reasonable satisfaction of the Company within ten (10) business days. In making any determination that Cause exists, the Board shall act fairly and in good faith and shall give you an opportunity to appear and be heard at a meeting of the Board or any committee thereof and present evidence on your behalf. For any termination pursuant to (e)(i)(i) or (e)(i)(vi) of Section 3, the Company must have reasonable, specific evidence to establish that such conduct has occurred or “Cause” shall not exist. For the avoidance of doubt, and notwithstanding anything herein contained to the contrary, in the event that (x) any of the conditions specified in Section (e)(i)(i) through (e)(i)(vi) of Section 3 shall have occurred, and (y) the Company has reasonable evidence to establish that such conduct has occurred, and (z) the occurrence of any such event shall not be capable of cure, then the Company shall not be required to provide you any notice and a cure period in respect thereof.

(ii)“Good Reason” shall mean (A) a material reduction or diminution in your authority, duties, responsibilities, title or position with the Company or any successor thereto without your consent, (B) a material breach by the Company of its contractual obligations to you, (C) a material reduction in your Base Salary of more than ten percent (10%) or a material reduction in your benefits, without your written consent, other than a reduction in salary or benefits with respect to similarly situated employees of the Company generally, (D) the relocation, without your written consent, of your principal workplace to a geographic location that is more than fifty (50) miles from the Company’s place of business in Burlington, Massachusetts, or (E) failure of any successor to the Company to assume and agree to perform substantially all of the Company’s obligations pursuant to the terms and conditions of this Agreement. In order to resign for Good Reason, you must provide written notice to the Company within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 90 days after the expiration of the cure period.

4.Mitigation. You shall not be required to mitigate the amount of any payment or benefits provided for in this Agreement by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Agreement shall not be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company or otherwise.

5.Conditions to Receipt of Severance or other Benefits Pursuant to this Agreement.

(a)Release of Claims Agreement. Notwithstanding anything herein contained to the contrary, the receipt of any severance or other benefits pursuant to Section 3(d) of this Agreement (the “Separation Payments”) is subject to your signing and not revoking a separation agreement and release of claims, based on the Company’s standard form release, of any and all claims you may have against the Company and its officers, employees, directors, parents and affiliates, in substantially the form attached hereto on Schedule A-1 (the “Release”), which must become effective and irrevocable no later than the sixtieth (60th) day following the termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to Separation Payments or benefits under this Agreement. No Separation Payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such Separation Payments and benefits otherwise payable between the date of your termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable.

(b)Continued Compliance with Agreements. Your receipt of any Separation Payments or other benefits pursuant to this Agreement will be subject to, and contingent upon, your not being in breach of this Agreement and / or the Inventions Agreement as of the date of your termination, and your continued compliance following the date of your termination with the terms of this Agreement, the Inventions Agreement and the Release, notwithstanding anything herein contained to the contrary.

(c)Section 409A.

(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code Section 409A (together, the “Deferred Payments”) will be payable until you have a “separation from service” within the meaning of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Similarly, no severance payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A 1(b)(9) will be payable until you have a “separation from service” within the meaning of Section 409A.

(ii)Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 5(c)(iii). Except as required by Section 5(c)(iii), any installment payments that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments will be made as provided in this Agreement.

(iii)Further, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of your death following your separation from service but prior to the six (6) month anniversary of your separation from service (or any later delay date), then any payments delayed in accordance with this Section 5(c)(iii) will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(v)The foregoing provisions are intended to comply with, or be exempt from, the requirements of Section 409A so that none of the severance payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as result of Section 409A.

6.Confidential and Proprietary Information.

(a)Confidential Information and Inventions Agreement. As a condition to the execution and effectiveness of this Agreement, you agree to execute concurrently herewith, and to abide by, the Company’s Confidential Information and Inventions Agreement, attached hereto as Schedule B (the “Inventions Agreement”). In furtherance, and not in limitation of the provisions thereof, you agree, during the term hereof and thereafter, that you shall take all steps reasonably necessary to hold the Company’s proprietary information in trust and confidence, will not use proprietary information in any manner or for any purpose except in connection with the performance of your services to the Company, and will not (other than in the performance of the services to the Company as herein contemplated) disclose any such proprietary information to any third party without first obtaining the Company’s express written consent on a case-by-case basis.

(b)Third Party Information. You understand that the Company has received, and will in the future receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. You agree to hold Third Party Information in confidence and not to disclose to anyone (other than the Company’s personnel who need to know such information in connection with their work for the Company) or to use, except in connection with the performance of your services to the Company, Third Party Information unless expressly authorized in writing by an officer of the Company.

(c)Whistleblower Exception. Notwithstanding any provision of this Agreement to the contrary, including but not limited to this Section 6, you may report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization from the Company to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

7.Arbitration.

(a)Agreement to Arbitrate. Except as provided for any action arising out of any violation of the Inventions Agreement or as set forth in Section 7(b) below addressing excluded claims and remedies, you and the Company both agree that any disputes of any kind whatsoever arising out of or relating to the termination of your employment with the Company, including any breach of this Agreement, shall be subject to final and binding arbitration.

(b)Excluded Claims, Relief and Enforcement. You understand that this Agreement does not prohibit you from pursuing an administrative claim with a local, state, or federal administrative body such as the Massachusetts Commission Against Discrimination, Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board, or the Department of Unemployment Assistance for unemployment benefits. This Agreement does not preclude the Company from pursuing court action regarding any claims arising out of any breach of the Inventions Agreement or other claims not otherwise resulting from, or arising out of, the termination of your employment with the Company. Nothing in this Agreement prohibits either party from seeking injunctive or declaratory relief from a court of competent jurisdiction. Either the Company or you may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, with the exception of claims set forth in this Section 7(b) or arising out of the Inventions Agreement, neither party shall initiate or prosecute any lawsuit or claim in anyway related to any arbitrable claim, including without limitation any claims as to the making, existence, validity, or enforceability of the agreement to arbitrate.

(c)Procedure. You agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its employment arbitration rules and procedures (the “JAMS Rules”), a copy of which is attached as Schedule C to this Agreement and which are available at www.jamsadr.com/rules-employment-arbitration. A neutral and impartial arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions related to discovery, prior to any arbitration hearing. You also agree that the arbitrator shall have the power to award any remedies available under applicable law. In the event that either party to this Agreement rejects a written offer to compromise from the other party, and fails to obtain a more favorable judgment or award, the arbitrator may award attorneys’ fees and costs to the party that made the offer to compromise in an amount that the arbitrator deems appropriate, taking into consideration the attorneys’ fees and costs (including expert fees) actually incurred and reasonably necessary to defend or prosecute the action. The arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law. You understand that the Company will pay the costs and fees of the arbitration that you initiate, but only those fees over and above the costs you would have incurred had you filed a complaint in a court of law. You agree that the arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based. You agree that any arbitration under this Agreement shall be conducted in Boston, Massachusetts.

(d)Exclusive and Final Remedy. Except as provided by the JAMS Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the JAMS Rules and this Agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Nothing in this Agreement or in this provision is intended to waive the provisional relief remedies available under the JAMS Rules.

(e)Prohibition of Group Actions. Claims must be brought in your individual capacity, not as a representative or class member in any purported class or representative proceeding. The arbitrator shall not consolidate claims of different employees into one proceeding, nor shall the arbitrator have the power to hear arbitration as a class action.

(f)Voluntary Nature of Agreement. You acknowledge and agree that you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. You further acknowledge and agree that you have carefully read this Agreement and have asked any questions needed for you to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you acknowledge that you have been advised by the Company to seek the advice of an attorney of your choice before signing this Agreement and you agree that you have been provided such an opportunity.

8.General.

(a)Entire Agreement, Amendment and Waiver. This Agreement, together with the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including but not limited to the offer letter between you and the Company dated May 30, 2012. The terms and provisions of this Agreement may be modified or amended only y written agreement executed by the parties hereto. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(b)Notices. Any notice, request, instruction or other document required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following address of such party or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto in accordance with the provisions hereof:

If to the Company:	Everbridge, Inc.
25 Corporate Drive
Burlington, MA 01803
Attention: Chief Executive Officer

with a copy to:	Everbridge, Inc.
25 Corporate Drive
Burlington, MA 01803
Attention: General Counsel

If to you:	Claudia Dent
9 Collins Road
Berlin, MA 01503

(c)Availability of Injunctive Relief. The parties hereto agree that, notwithstanding anything to the contrary herein contained, any party may petition a court for injunctive relief where either party alleges or claims a violation of this Agreement or the Inventions Agreement or any other agreement regarding trade secrets, confidential information, non- solicitation or assignment of inventions. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorney’s fees.

(d)Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(e)Governing Law. This Agreement, and the rights and obligations of the parties hereunder, will be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

(f)Taxes. All payments to you under this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes.

(g)Severability. The finding by an arbitrator or a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such arbitrator or court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

(h)Interpretation; Construction. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel to the Company, but you have been encouraged to consult with, and have consulted with, your own independent counsel and tax advisors with respect to the terms of this Agreement. The parties acknowledge that each party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(i)Return of Company Property. Upon termination of this Agreement or earlier as requested by the Company, you shall deliver to the Company any and all equipment, and, at the election of the Company, either deliver or destroy, and certify thereto, any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies, extracts and summaries thereof, and any other material containing or disclosing any Third Party Information or Proprietary Information (as defined in the Inventions Agreement) of the Company.

(j)Survival. The provisions of Sections 3, 5, 6, 7 and 8, and the provisions of the Inventions Agreement, shall survive termination of this Agreement.

(k)Representations and Warranties. By signing this Agreement, you represent and warrant that (i) you are not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and (ii) your execution and performance of this Agreement shall not violate or breach any other agreements between you and any other person or entity, and (iii) you have provided the Company with copies of any written agreements presently in effect between you and any current or former employer. You further represent and warrant that you will not, during the term hereof, enter into any oral or written agreement in conflict with any of the provisions of this Agreement, the agreements referenced herein and the Company’s policies.

(l)Confirmation of Employment Status. Prior to your first day of employment with the Company, and as a condition to such employment, you shall provide the Company with documentation of your eligibility to work in the United States, as required by the Immigration and Reform and Control Act of 1986.

(m)Trade Secrets of Others. It is the understanding of both the Company and you that you shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including your former employers, nor shall the Company seek to elicit from you any such information. Consistent with the foregoing, you shall not provide to the Company and/or its affiliates, and the Company and/or its affiliates shall not request, any documents or copies of documents containing such information.

(n)Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

(o)Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS BELOW]

EVERBRIDGE, INC.

Executive Employment Agreement -- Counterpart Signature Page

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

EVERBRIDGE, INC.

By:	/s/ Jaime Ellertson

Name:	Jaime Ellertson

Title:	Chairman and CEO

Date:	10/28/2016

ACCEPTED AND AGREED TO BY:

/s/ Claudia Dent
Claudia Dent
9 Collins Road
Berlin, MA, 01503

Schedule 1

Duties and Responsibilities

Defined terms used in this Schedule 1 not otherwise herein defined shall have the meanings ascribed to them in the letter agreement to which this Schedule 1 is attached.

You will be responsible for all Product Definition, Design and Planning for the Company and directly lead the Company's overall Product Management functions.  You will also take on the responsibility of representing the Company at public and market events as the Company's senior most product spokesman.  You will be a key member of the Senior Management Team and will report to the CEO.

Essential Functions:

1.	Play the role of visionary product leader in our competitive market, keeping the team focused on breakthrough strategies and tactics while meeting ongoing business objectives
2.	Provide leadership to the entire Product Manager Team
3.	Drive overall product strategies and define the roadmaps for all product lines
4.

Act as a primary coordinator of the partnership between product, program, engineering, marketing and business development, with responsibility for ensuring that deliverables are understood and products are delivered on time

5.	Develop in collaboration with the marketing teams, business cases, market segmentations and product positioning
6.	Scope projects and champion the customer experience with high usability standards
7.	Work closely with Marketing to position products, promote them and maximize user impact and ROI
8.	Improve customer retention and purchase intent through effective product offerings
9.	Work with the senior management team to develop and communicate the long term product strategy
10.	Develop and measure key metrics around the entire Product Management function

The SVP Product Management will be a key member of the Senior Management Team and will report to the Chief Executive Officer.

Schedule 2

Defined terms used in this Schedule 2 not otherwise herein defined shall have the meanings ascribed to them in the letter agreement to which this Schedule 2 is attached.

None as of the Effective Date.

Schedule A

Base Salary, 2016 Annual Bonus, Sign On-Bonus; Everbridge, Inc. 2016 Executive Bonus Plan

Defined terms used in this Schedule A not otherwise herein defined shall have the meanings ascribed to them in the letter agreement to which this Schedule A is attached.

Base Salary:  $215,000 per annum

Annual Bonus: $55,000 based on the metrics and calculations provide for in the Board approved Everbridge, Inc. 2016 Management Incentive Plan.

Everbridge, Inc. 2016 Management Incentive Plan [Attached]